Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146483-02 on Form S-3 of our report dated March 12, 2010, relating to the financial statements and financial statement schedule of Duke Energy Indiana, Inc. and subsidiary, appearing in this Annual Report on Form 10-K of Duke Energy Indiana, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 12, 2010